Exhibit 99.1

Company Contact:

  Mark R. Lanning

  Vice President-Finance and CFO

  Frisch’s Restaurants, Inc.

  2800 Gilbert Avenue

  Cincinnati, OH 45206

  (513) 559-5200

  www.frischs.com

  investor.relations@frischs.com

Frisch’s Reports Higher Sales and Earnings

In Third Quarter of Fiscal 2012

FOR IMMEDIATE RELEASE

CINCINNATI, Ohio — April 3, 2012 — Frisch’s Restaurants, Inc. (NYSE Amex: FRS) reported higher earnings and revenue for its 12-week fiscal third quarter ended March 6, 2012. Net earnings for the quarter increased 51.6 percent to $2,812,720 compared to $1,855,319 last year, as a result of increased sales, improved margins and a lower effective tax rate. Diluted net earnings per share increased 54.1 percent to $0.57 per share, from $0.37 per share last year.

Revenue increased 1.4 percent to $68,406,274 from $67,490,452 in last year’s third quarter. However, negatively affecting the revenue comparison is the closure of six underperforming Golden Corral units on August 23, 2011. Excluding the impact of these closures, revenue increased 5.5 percent in the quarter on solid growth in the Golden Corral segment. In our Big Boy segment, same store sales were up 1.7 percent in the quarter while overall sales increased 2.5 percent as a result of new store openings. Same store sales in our Golden Corral segment increased 12.4 percent in the quarter. Year-to-date revenue was $230,876,216 versus $231,067,733 in the prior year. Excluding the impact of the Golden Corral closures, year-to-date revenue grew 2.8 percent over the same period in fiscal 2011.

Craig F. Maier, President and Chief Executive Officer, commented on the results, “We experienced a strong quarter as a result of mild winter weather combined with the national marketing campaigns of Golden Corral. Our gross profit margins continue to suffer from higher food costs, especially for beef. However despite rising gasoline prices, we remain cautiously optimistic for the remainder of fiscal 2012 as we introduce several new products in our Big Boy concept including a new burger that targets the growing popularity of gourmet burgers.”

The company opened one new Big Boy restaurant in July in our first quarter and a second restaurant in October in our second quarter. Frisch’s currently operates 95 company-owned Big Boy restaurants and there are an additional 25 franchised Big Boy restaurants operated by licensees. The company also operates 29 Golden Corral restaurants.

[See attached Financial Statements]

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio; Louisville, Kentucky and Pittsburgh, Pennsylvania.

The company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission.

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Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Forty weeks ended		Twelve weeks ended
	March 6,	March 8,	March 6,	March 8,
	2012	2011	2012	2011
Sales	$230,876	$231,068	$68,406	$67,490

Cost of sales
Food and paper	81,323	79,608	24,100	23,528
Payroll and related	76,921	77,224	22,761	22,842
Other operating costs	51,164	51,553	14,288	14,756

	209,408	208,385	61,149	61,126

Gross profit	21,468	22,683	7,257	6,364

Administrative and advertising	13,301	12,488	3,816	3,682
Franchise fees and other revenue	(994)	(1,005)	(300)	(309)
(Gain) loss on sale of assets	(178)	—	(178)	—
Impairment of long-lived assets	4,422	—	422	—

Operating profit	4,917	11,200	3,497	2,991
Interest expense	1,136	1,227	328	378

Earnings before income tax	3,781	9,973	3,169	2,613
Income taxes	454	2,892	356	758

NET EARNINGS	$3,327	$7,081	$2,813	$1,855

Earnings per share (EPS) of common stock:

Basic net earnings per share	$.67	$1.40	$.57	$.37

Diluted net earnings per share	$.67	$1.39	$.57	$.37

Diluted average shares outstanding	4,942	5,104	4,948	5,056

Depreciation included above	$11,593	$11,925	$3,480	$3,638

Opening expense included above	$398	$982	$—	$66

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	March 6, 2012 (unaudited)	May 31, 2011

Assets
Current assets
Cash and equivalents	$5,183	$2,449
Receivables	2,099	1,997
Inventories	6,813	5,717
Other current assets	4,111	4,697

	18,206	14,860

Property and equipment	159,183	172,922

Other assets
Goodwill & other intangible assets	1,121	1,237
Property held for sale and land investments	11,618	3,845
Deferred income taxes and other	2,510	2,410

	15,249	7,492

	$192,638	$195,274

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$11,133	$10,216
Accrued expenses	9,798	10,083
Other	8,509	8,801

	29,440	29,100

Long-term obligations
Long-term debt	17,627	22,573
Other long-term obligations	18,183	18,073

	35,810	40,646

Shareholders’ equity	127,388	125,528

	$192,638	$195,274